Exhibit 10.3

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement dated as of June 29, 2009 (this “Agreement”) amends and restates in its entirety that certain Severance Agreement made and entered into as of August 1, 2008 (the “Effective Date”), as amended through December 2008, by and between BOOTS & COOTS SERVICES, LLC (the “Company”) and CARY BAETZ (“Employee”).

In consideration of Employee’s agreement to become an employee of Company through Employee’s acceptance of the Company’s offer letter to Employee dated July 22, 2008, Company agrees as follows:

1.             Termination and Compensation.

(a)           Termination by the Company and Compensation.  In the event that during the Term (as defined in Section 12 hereof) of this Agreement the Company elects to terminate Employee’s employment for any reason other than termination for Cause as defined in Paragraph 2(a) below and such termination constitutes a Separation from Service (as defined below), then, and in that event, the Company shall pay to Employee, on the termination date, the following compensation:  (i) a lump sum payment equal to 6 months salary, (ii) a pro-rata percentage of any bonus which Employee would have been eligible to receive for the year in which termination occurs, and (iii) Company shall continue the payment of premiums for hospitalization and major medical insurance until the earliest to occur of the first anniversary of the termination date, the date on which Employee secures full time employment that affords equivalent medical coverage, or the date on which Employee ceases to be entitled to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In the event of a termination for Cause (as defined in Paragraph 2(a) below), Employee shall not be entitled to any of the above compensation or any other benefits provided for herein, and shall not be entitled to severance pay.  For purposes of this Agreement, “Separation from Service” means Employee’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each of its “Affiliates.”  For this purpose, “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

(b)           Termination by Employee and Compensation.   In the event that during the Term (as defined in Section 12 hereof) of this Agreement Employee elects to terminate his employment pursuant to paragraph 2(b) below and such termination constitutes a Separation from Service, then, and in that event, the Company shall pay to Employee, on the termination date, the following compensation:  (i) a lump sum payment equal to 12 months salary, (ii) a pro-rata percentage of any bonus to which Employee would have been eligible to receive for the year in which termination occurs, and (iii) Company shall continue the payment of premiums for hospitalization and major medical insurance until the earliest to occur of the first anniversary of the termination date, the date on which Employee secures full time employment that affords equivalent medical coverage, or the date on which Employee ceases to be entitled to COBRA continuation coverage.  In the event that Employee elects to terminate his employment for any other reason, Employee shall not be entitled to any of the above compensation or any other benefits provided for herein, and shall not be entitled to severance pay.

(c)           Termination Following Change in Control.  Notwithstanding the provisions of Sections 1(a) and (b) herein to the contrary, in the event that a change in control event (as defined below) occurs during the Term (as defined in Section 12 hereof) of this Agreement and (x) the Employee is terminated by the Company for any reason other than for cause pursuant to Section 2(a) within one year following such change in control, or (y) Employee terminates his employment in accordance with Section 2(b) hereof within one year following such change in control, and any such termination constitutes a Separation from Service, then, and in that event, in lieu of the compensation to which Employee would have been entitled pursuant to Sections 1(a) or (b), the Company shall pay to Employee, on the termination date, the following compensation:  (i) a lump sum payment equal to two (2) year’s gross annual salary; (ii) a payment equal to two (2) times the amount of the bonus that Employee would have been eligible to receive for the year in which termination occurs, which amount shall be calculated, in the discretion of the Company, utilizing (x) audited financial statements of the Company for such year or for the four fiscal quarters preceding the termination date (in each case as approved by the Audit Committee of the Board of Directors of the Company), or (y) any other methodology that the Company, in good faith, determines to be appropriate; (iii) the Company shall continue the payment of premiums for hospitalization and major medical insurance until the earliest to occur of the second anniversary of the termination date, the date on which Employee secures full time employment that affords equivalent medical coverage, or the date on which Employee ceases to be entitled to COBRA continuation coverage; and (iv) all outstanding restricted stock, options and other awards with respect to equity interests in the Company and/or its affiliates granted to Employee shall vest fully on such termination date; provided, however, that no equity award shall vest to the extent such vesting would cause the award to fail to satisfy the requirements of Code Section 409A.  In the event that Employee elects to terminate his employment for any reason other than pursuant to paragraph 2(b) following a change in control event, this Agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay. Notwithstanding the foregoing, to accommodate the time necessary to conclude an audit of the Company’s financial records or as may otherwise be  necessary ascertain the amount thereof, compensation payable pursuant to clause (ii) above, shall be deemed paid on the termination date if paid within the same calendar year in which termination of employment occurs or, if later, by the 15th day of the third calendar month following termination of employment; provided, Employee shall not be permitted, directly or indirectly, to designate the taxable year of the payment of such compensation.

Change in control event shall be defined to be any one of the following: (i) any merger, consolidation or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (ii) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of the Company to any other person or entity (in one transaction or a series of related transactions), (iii) dissolution or liquidation of the Company, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the outstanding shares of the Company’s voting stock (based upon voting power), (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors, or (vi) any event that is reported by the Company under Item 5.01 of a Form 8-K filed with the Securities and Exchange Commission; provided, however, that the term “change in control event” shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely the Company and one or more previously wholly-owned subsidiaries of the Company unless such matter is described in clause (vi) above.

(d)           IRC Section 409A.  The severance pay and severance benefits provided under this Agreement are intended to be compliant with or exempt from Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Employee.  Notwithstanding any provision in this Agreement to the contrary, if (a) Employee is a “specified employee,” as such term is defined in Code Section 409A and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Employee is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after Employee’s Separation from Service, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A.  This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A.  For purposes of determining the identity of specified employees, Company may establish procedures as it deems appropriate in accordance with Code Section 409A.  For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

2.             Grounds for Termination.

(a)           Company may terminate and pay none of the compensation set forth above if termination is for “Cause”, which for purposes of this Agreement shall mean Employee (i) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder (provided, however, that no act or failure to act pursuant to subsections (i) and (ii) above shall be deemed “willful” if due primarily to an error in judgment or negligence or if made in good faith with reasonable belief that such act is in the best interest of the Company), (iii) has materially breached any material provision of this Agreement (and such breach remains uncorrected 30 days following Employee’s receipt of written notice of the breach from the Company), or (iv) the Employee commits, is arrested or officially charged with any felony, or any crime involving moral turpitude, which, in the good faith opinion of the Company, would impair Employee’s ability to perform his duties hereunder or would impair the business reputation of the Company or Employee misappropriates any funds or property of the Company.

(b)           Employee may terminate, and receive compensation as set forth above, in connection with or based upon (i) a material breach by the Company of any material provision of this Agreement, (ii) a substantial and material reduction in the nature or scope of Employee’s duties or responsibilities, or (iii) the assignment to Employee of duties and responsibilities that are materially inconsistent with his position; provided, however, that prior to Employee’s termination of employment under this paragraph 2(b), Employee must give written notice to the Company of any such breach, reduction or assignment and such breach, reduction or assignment must remain uncorrected for 30 days following such written notice.

3.             No Duty to Mitigate Losses.  Employee shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to pay any amount to Employee under this Agreement.  Any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment with the Company shall not reduce the Company’s obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of this Agreement.

4.             Notices.  All notices or other communications pursuant to this Agreement may be given by personal delivery, or by certified mail, addressed to the home office of the Company or to the last known address of Employee.  Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U.S.  Postal Service.

5.             Entirety of Agreement; Amendment.  This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to severance arrangements.  No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

6.             Governing Law.  This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of Texas.

7.             Waiver.  The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party.  Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision hereof.

8.             Assignment.  This Agreement shall not be assignable by Employee.  Subject to Paragraph 1(c) hereof, in the event of a future disposition of the properties and business of the Company by merger, consolidation, sale of assets, or otherwise, then the Company may assign this Agreement and all of its rights and obligations to the acquiring or surviving entity; provided, that any such entity shall assume all of the obligations of the Company hereunder.

9.             Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof.

10.           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be submitted to and finally settled by binding arbitration to be held in Houston, Texas, in accordance with the rules of the American Arbitration Association in effect on the Effective Date, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  In any proceeding to enforce the provisions hereof, the prevailing party shall be entitled to recover reasonable expenses incurred by him, including reasonable attorneys’ fees.

11.           IRC Section 280G Gross-Up.  In the event that it is determined that any payment (other than the Gross-Up payment provided for in this paragraph 11) or distribution by the Company or any of its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 or any successor provision thereto by reason of being considered contingent on a change “in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Code Section 280G or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then the Employee will be entitled to receive an additional payment or payments (a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Employee of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this paragraph 11 will be made at the expense of the Company by the Company’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations.  Any determination by the Accounting Firm will be binding upon the Company and the Employee.  The Gross-Up Payment will be paid to the Employee as soon as administratively practicable, but in no event later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the excise tax imposed by Code Section 4999 is remitted to the taxing authority.

12.           Term.  This Agreement shall be effective for a period of two (2) years from the Effective Date (the “Initial Term”).  This Agreement shall be automatically renewed for successive additional two (2) year terms at the end of the Initial Term (each such renewal being referred to as an “Additional Term”; each Additional Term together with the Initial Term are collectively referred to herein as, the “Term”) unless notice of termination is given in writing by either party to the other party at least three (3) months prior to the expiration of the Initial Term or any such Additional Term.

This Agreement is entered into as of the Effective Date.

“COMPANY”

BOOTS & COOTS SERVICES, LLC

By:	/s/ JERRY WINCHESTER
Jerry Winchester, CEO

“EMPLOYEE”

/s/ CARY BAETZ
Cary Baetz